Exhibit 97

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

RULE 10D-1 COMPENSATION RECOVERY POLICY

Effective October 2, 2023
Pursuant to the Listing Standards of the New York Stock Exchange

Amended and Restated Effective March 5, 2024
Pursuant to the Listing Standards of The Nasdaq Stock Market LLC

Policy
The Board of Directors (the “Board”) of Science Applications International Corporation (the “Company”) has adopted this Compensation Recovery Policy (this “Policy”) to comply with Rule 10D-1 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Securities and Exchange Commission regulations promulgated thereunder, and applicable listing standards of The Nasdaq Stock Market LLC ("Nasdaq"). Pursuant to Rule 10D-1, subject to and in accordance with the terms of this Policy, upon a Recoupment Event, each Covered Executive shall be obligated to return to the Company, reasonably promptly, the amount of Erroneously Awarded Compensation that was received by such Covered Executive during the Lookback Period.
Administration
This Policy will be administered by the Board or, if so designated by the Board, the Human Resources and Compensation Committee of the Board (the “Compensation Committee”), in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board or, if applicable, the Compensation Committee, will be final and binding on all affected individuals.
Definitions
“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as a “little r” restatement).
“Covered Executive” means each individual who is a current or former officer of the Company in accordance with Rule 16a-1(f) of the Exchange Act. At a minimum, executive officers identified pursuant to Item 401(b) of Regulation S-K would be included. In addition, a Covered Executive includes any additional officer(s) who have been expressly designated in writing by the Compensation Committee as being subject to this Policy.
“Erroneously Awarded Compensation” means, with respect to each Covered Executive in connection with an Accounting Restatement, the excess of the amount of Incentive-Based Compensation received by the Covered Executive during the Lookback Period over the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (a) the amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (b) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.

“Financial Reporting Measures” are any measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the SEC.
“Incentive-Based Compensation” is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
“Lookback Period” means the three completed fiscal years immediately preceding the Required Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.
A “Recoupment Event” occurs when the Company is required to prepare an Accounting Restatement.
“Required Restatement Date” means the earlier to occur of: (a) the date the Company’s Board, a committee of the Board, or the officer(s) of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (b) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.
“Section 409A” means Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder.
Amount Subject to Recovery
Incentive-Based Compensation received (i) on or after the original effective date of this Policy (even if such Incentive-Based Compensation was approved, awarded or granted prior to the effective date), (ii) after an individual became a Covered Executive; (iii) by an individual who was a Covered Executive at any time during the performance period for such Incentive-Based Compensation and (iv) while the Company has a class of securities listed on a national securities exchange or national securities association, shall be subject to potential recovery under this Policy.
The amount of Incentive-Based Compensation subject to recovery from a Covered Executive upon a Recoupment Event is the Erroneously Awarded Compensation, which amount shall be determined by the Board.
For purposes of this Policy, Incentive-Based Compensation is deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
Recovery of Erroneously Awarded Compensation
Promptly following a Recoupment Event, the Board will determine the amount of Erroneously Awarded Compensation for each Covered Executive, and the Company will provide each such Covered Executive with a written notice of such amount and a demand for repayment or return. Upon receipt of such notice, each affected Covered Executive shall promptly repay or return such Erroneously Awarded Compensation to the Company.
If such repayment or return is not made within a reasonable time, the Company shall recover Erroneously Awarded Compensation in a reasonable and prompt manner using any lawful method, which may include, without limitation:
•requiring reimbursement of cash previously paid, as well as any Erroneously Awarded Compensation that is deferred and not yet payable, including any interest or earnings accrued;

•seeking recovery of any shares of Company stock that are Erroneously Awarded Compensation;
•seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
•offsetting such amount from any compensation the Company otherwise owes to the Covered Executive;
•cancelling outstanding vested or unvested equity awards;
•causing the forfeiture of any unpaid, vested or unvested, compensation; and
•taking any other remedial and recovery action permitted by law;
provided that recovery of any Erroneously Awarded Compensation must be made in compliance with Section 409A. The applicable Covered Executive shall also be required to reimburse the Company for any and all expenses (including legal fees) reasonably incurred by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.
Limited Exceptions
Erroneously Awarded Compensation will be recovered in accordance with this Policy unless the Board determines that recovery would be impracticable and one of the following conditions is met:
•the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, provided the Company has first made a reasonable effort to recover the Erroneously Awarded Compensation; or
•the recovery would likely cause a U.S. tax-qualified retirement plan to fail to meet the requirements of Internal Revenue Code Sections 401(a)(13) and 411(a) and the regulations thereunder.
Reliance on any of the above exemptions will further comply with applicable listing standards, including without limitation, documenting the reason for the impracticability and providing required documentation to Nasdaq.
No Insurance or Indemnification
The Company will not, and each Covered Executive shall be required to acknowledge that the Company will not, indemnify any Covered Executive against the loss of any Erroneously Awarded Compensation (or related expenses incurred by the Covered Executive) pursuant to a recovery of Erroneously Awarded Compensation under this Policy, nor will it pay or reimburse a Covered Executive for any insurance premiums on any insurance policy obtained by the Covered Executive to protect against the forfeiture or recovery of any compensation pursuant to this Policy.
Interpretation
The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. This Policy shall be applied and interpreted in a manner that is consistent with the requirements of Rule 10D-1 and any applicable regulations, rules or standards adopted by SEC or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. In the event that this Policy does not meet the requirements of Rule 10D-1, the SEC regulations promulgated thereunder, or the rules of any national securities exchange or national securities association on which the Company’s securities are listed, this Policy shall be deemed to be amended to meet such requirements.

Reporting
The Company will file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by the applicable SEC rules and forms.
Other Recoupment Rights
Any Incentive-Based Compensation provided for in an employment agreement, incentive compensation plan, policy, program or agreement, equity award, or similar plan, program or agreement shall, as a condition to the grant of any benefit thereunder, be subject to the terms of this Policy. This Policy is in addition to (and not in lieu of) any other clawback or compensation recovery, recoupment or forfeiture policy that may be adopted by the Company from time to time or any laws, rules or listing standards applicable to the Company, including without limitation, the Company’s Discretionary Compensation Recovery (Recoupment) Policy and/or the Company’s right to recoup any bonus or other compensation from the Company’s Chief Executive Officer and Chief Financial Officer pursuant to Section 304 of the Sarbanes-Oxley Act of 2022. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, incentive compensation plan, policy, program or agreement, equity award, or similar plan, program or agreement and any other legal remedies available to the Company. The Board intends that this Policy will be applied to the fullest extent of the law.
Amendment; Termination
The Board may amend this Policy in its discretion and shall amend this Policy as it deems necessary (with retroactive effect, if needed) to comply with the regulations adopted by the SEC under Rule 10D-1 and the rules of any national securities exchange or national securities association on which the Company’s securities are listed. The Board may terminate this Policy at any time. Notwithstanding anything herein to the contrary, no amendment or termination of this Policy shall be effective if that amendment or termination would cause the Company to violate any federal securities laws, SEC rules or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.
Successors
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

4